EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (Agreement), dated as of April 13, 2005, between STRATUS SERVICES GROUP, INC., a Delaware corporation (the Company), and MICHAEL A. MALTZMAN (the Executive).
W I T N E S S E T H :
WHEREAS, the Company desires to continue to employ the Executive and to recognize the Executive’s contribution to the Company and the Executive desires to continue to accept such employment, on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:
1.    Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2.    Term. Subject to the provisions of Section 9 hereof, the initial term of the Executive's employment under this Agreement shall commence on the date hereof and shall end on April 13, 2008 (herein, the "Term").
3.    Position and Duties.
a.    The Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company and shall have such other duties consistent with such office, as from time to time may be prescribed by the Board of Directors of the Company (the "Board").
b.    During the Term, the Executive shall perform and discharge the duties that may be assigned to him by the Company from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties.
c.    During the Term and any extension thereof, the Executive shall perform such duties on a substantially full-time basis and the Executive shall have no other employment and no other outside business activities whatsoever; provided, however, that the Executive shall not be precluded from devoting such time to such other business and personal affairs as shall not materially interfere with the performance of his duties hereunder, and would not create a conflict of interest with his duties to the Company, or which, in the judgment of the Board of Directors of the Company would not interfere with the performance of the Executive’s duties to the Company.
4.    Compensation.
a.    For the Executive's services hereunder, the Company shall pay the Executive an annual salary, the Base Salary of $175,000.00 in Year 1 of this Agreement, $185,000.00 in Year 2 of this Agreement and $190,000.00 in Year 3 of this Agreement, payable in accordance with the customary payroll practices of the Company.
b.    The Base Salary shall be reviewed periodically by the Board and shall be subject to such increases, but not decreases, as the Board, in its sole discretion, from time to time may determine.
c.    In addition to the Base Salary, the Executive shall be entitled to a bonus of 3/10% (three-tenths of one percent) of the Company’s reported gross profits for each financial quarter, such bonus to be payable within forty-five (45) days of completion of the applicable quarter, and such other bonus or bonuses as the Board in its discretion may determine to award to him from time to time.
d.    As further consideration for the entering into of this Agreement, the Company, upon execution hereof, grants to the Executive options to purchase an aggregate of Seven Hundred Fifty Thousand (750,000) shares of common stock, par value $.04 per share, of the Company at an exercise price equal to the market price on the date of grant. Such options shall be vested immediately.
e.    Executive shall also receive, upon execution hereof, Two Hundred Fifty Thousand (250,000) shares of restricted Company common stock (“Restricted Stock”), vested evenly over a three (3) year period, and restricted as to transfer until vested. The Company will also pay Executive an additional cash bonus of thirty-eight percent (38%) of the taxable income resulting to Executive from the grant of such Restricted Stock, in each year taxable to Executive.

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5.    Benefit Plans. During the Term, the Company shall provide to the Executive all fringe benefits currently provided, as well as those which the Company may generally make available to its senior executive employees, including without limitation, benefits provided under the Company's pension and profit-sharing plans (if any), health benefit plans (such as medical and hospitalization coverage), and insurance plans (such as life, supplemental life, disability, business travel, accident and accidental death and dismemberment and the like) (collectively, the "Benefit Plans"). However, during the Term hereof, the Company shall always pay the full premium amount for the Executive and his family for medical and dental coverage.
6.    Car Allowance. During the Term, the Company shall provide the Executive with a car allowance of $1,000.00 per month.
7.    Reimbursement of Expenses. During the Term, the Company will provide Executive with a discretionary expense allowance, and corresponding Company credit card of up to $1,000.00 per month to cover all reasonable travel, entertainment and other business expenses incurred or paid by the Executive in the performance of his duties hereunder. Additionally, the Company will furnish Executive with a Company cellular phone, and/or pay Executive an additional $100 per month to cover costs of same.
8.    Vacations. The Executive shall be entitled to no less than four (4) weeks of paid vacation during each year of the Term (and a pro rata portion thereof for any portion of the Term and any extension thereof that is less than a full year).
9.    Termination. The employment of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 9.
a.    Termination by the Company for Good Cause. The Company shall have the right to terminate the employment of the Executive for Good Cause (as such term is defined herein) by written notice to the Executive specifying the particulars for the conduct of the Executive forming the basis for such termination.
b.    Termination by the Executive for Good Reason. The Executive shall have the right to terminate his employment hereunder for Good Reason (as such term is defined herein) by written notice to the Company specifying the grounds constituting such Good Reason.
c.    Termination upon Death. The employment of the Executive hereunder shall terminate immediately upon his death.
d.    The Company's Options upon Disability. If the Executive becomes physically or mentally disabled during the Term and any extension thereof so that he is unable to perform the services required of him pursuant to this agreement for a period of six successive months, or an aggregate of six months in any twelve-month period (the "Disability Period"), the Company shall have the option, in its discretion, by giving written notice thereof, either to (A) terminate the Executive's employment hereunder; or (B) continue the employment of the Executive hereunder upon all the terms and conditions set forth herein expect that for the balance of the Term and any extension thereof, the Executive shall receive a Base Salary equal to ninety percent (90%) of the Base Salary then in effect. Regardless of which option the Company exercises or shall be deemed to have exercised, during the Disability Period, the Executive shall continue to receive his full compensation and other benefits provided herein net of any payment received under the disability policy or program of which the Executive is a beneficiary or recipient.
e.    Termination for any other Reason. Any party purporting to terminate the employment of the Executive hereunder for any reason not specified in the foregoing provisions of this Section 9 shall give the other party notice of such termination in writing and shall specify in such notice the reasons for such termination.
f.    Termination Date. Any notice of termination given pursuant to the provisions of this Agreement shall specify therein the effective date of such termination (the "Termination Date").
g.    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

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(i)    The "affiliate" of any Person means any other Person directly or indirectly through one or more intermediary Persons, controlling, controlled by or under common control with such Person. For purposes of this definition, "control" shall mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.
"Change of Control" with respect to the Company, means the occurrence of any of the following (A) the acquisition directly or indirectly (in on or more related transactions) by any Person (other than Executive), or two or more Persons acting as a group, of beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Shares"); (B) the merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding Voting Shares of the Company immediately before the merger hold less than 80% of the Voting Shares of the surviving or resulting corporation; (C) A material change in the composition of the current Senior Management or Board composition; (D) the sale of all or substantially all of the assets of the Company or its subsidiaries taken as a whole, and this Agreement is not assumed by the acquiring Person in connection therewith; or (E) the Company or any of its shareholders enters into any agreement providing for any of the foregoing and the transaction contemplated thereby is ultimately consummated.
(ii)    "Good Cause" shall exist if, an only if, the Executive (A) willfully or repeatedly fails in any material respect to perform his obligations hereunder as provided herein, provided that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such material failure and such material failure shall not have been cured by the Executive within 30 days after such notice or such longer period as may be reasonably necessary to accomplish the cure; (B) has been convicted of a crime which constitutes a felony or misdemeanor under applicable law or has entered a plea of guilty or nolo contendere with respect thereto; (C) is determined by the Board to be dependent upon alcohol or drugs; or (D) or during the Term, the Executive is determined by the Board to be in violation of the provisions of Section 11 or 12 hereof.
(iii)    "Good Reason" means the occurrence of any of the following events:
(A)    The assignment to the Executive of any duties inconsistent in any material respect with the Executive's then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or (ii) any other action by the Company which when taken as a whole results in a significant diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(B)    A reduction by the Company in the Executive's Base Salary unless, at the time of the reduction: (1) the Base Salary is in excess of the amount specified in Section 4(a) hereof and (2) the percentage reduction is such Base Salary does not exceed the percentage reduction in the Company's gross sales over the prior twelve-month period;
(C)    A Change of Control of the Company which would result in this Agreement not being assumed by the newly-constituted Company;

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(D)    The Company requiring the Executive to be based during the Term of this Agreement, at any location other than the Company’s current corporate headquarters in Manalapan, New Jersey, or any other location more than 20 miles from the Company's current executive office location, except for requirements of temporary travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations existing immediately prior to the date hereof, which shall not exceed overnight travel, in the aggregate, of more than one(1) week per quarter;
(E)    Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.
(iv)    "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof).
10.    Obligations of Company on Termination. The Company's obligations on termination of the Executive's employment shall be as described in this Section 10.
(a)    Amount of Severance Payment in Certain Events. Upon termination of the Executive's employment: pursuant to Sections 9(b) or 9(e), the Company shall continue to pay the Executive for the remainder of the Term, on a bi-monthly basis, the Base Salary then in effect, and shall immediately pay any accrued and unpaid vacation and unreimbursed expenses, provided, however, that in the event the aggregate amount of the salary, stock options or other compensation would constitute an "excess parachute payment" under the Internal Revenue Code and applicable regulation as then in effect, then such amounts shall be reduced accordingly so as to not constitute an "excess parachute payment" (collectively, the "Severance Payment"), and further provided that (i) in the event that the aggregate amount of the salary, stock options or other compensation would be deemed “non-qualified deferred compensation” subject to any taxes, penalties and/or interest, under the American Jobs Creation Act of 2004, Company shall reimburse Executive in each year taxable to Executive for any and all additional taxes, penalties and interest for which Executive could be found liable if the same is deemed to be “nonqualified deferred compensation”; and (ii) that, to the extent any term of this Section (a) would be deemed to violate the provisions of the American Jobs Creation Act, then, the parties may, in good faith, mutually agree to modify the terms hereof, accordingly, provided same does not materially alter the intent of such provision.
(b)    Vesting of Options and Restricted Stock. Upon termination of Executive’s employment, the non-vested portion of any of Executive’s outstanding stock options and Restricted Stock shall immediately vest, and the Company shall pay Executive an additional cash bonus of thirty-eight percent (38%) of the taxable income resulting to Executive from the grant of such restricted stock in each year taxable to Executive.
(c)    Payment Obligations of the Company in case of Termination for Death, Voluntary Resignation or Good Cause. Upon termination of the Executive's employment upon death, disability, as a result of the voluntary resignation of the Executive or for Good Cause, the Company shall have no payment obligations to the Executive, except for the payment of any accrued and unpaid compensation (including unpaid bonuses and other unpaid benefits) and reimbursement of any unreimbursed expenses.
(d)    Continued Medical Coverage. Upon the termination of the Executive's employment with the Company for whatever reason, to the extent permitted by applicable law, the Company shall continue to provide the Executive, at his cost (or at the Company's cost, as the case may be, in the case of a termination pursuant to Section 9(b) or 9(e) or, pursuant to (ii) below, if the contract expires according to its own terms hereof, at the end of the Term, the Company will continue to pay for same for the entire 18 month period), with medical and hospitalization insurance coverage for a period of the longer of: (i) the remaining Term hereunder; (ii) 18 months from the Termination Date if the contract expires according to its own terms hereof, at the end of the Term (the Company will continue to pay for same for the entire 18 month period); (iii) the period prescribed by applicable law; or (iv) the period set forth in the applicable Benefit Plans.

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(e)    Continued Indemnification for California Payroll Taxes. Executive has been named as an alleged responsible party in a certain tax proceeding instituted by the California EDD against the Company, Joseph Raymond, Sr. and the Executive. Company agrees to continue to indemnify and hold Executive harmless from liability, and continue to provide Executive with counsel and/or cover all attorneys’ fees relative to same, during the Term, and thereafter, until the earlier of (i) the personal assessment against Executive is removed or (ii) the California payroll taxes are paid in full, subject to the terms of the Payment Plan Agreement between the Company and the California EDD, and the Executive is released from all liability for same.
11.    Trade Secrets; Confidentiality. The Executive recognizes and acknowledges that, in connection with his employment with the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its affiliates including, but not limited to, customer lists, business methods and processes, marketing, promotional, pricing, financial information and data relating to employees and consultants (collectively, "Confidential Information") and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment with the Company. The Executive agrees that during the Term and thereafter, the Executive shall not disclose any of such Confidential Information to any Person, except that disclosure of Confidential Information will be permitted: (i) to the Company, its affiliates and their respective advisors; (ii) if such Confidential Information has previously become available to the public through no fault of the Executive; (iii) if required by any court or governmental agency or body or is otherwise required by law; (iv) if necessary to establish or assert the rights of the Executive hereunder; or (v) if expressly consented to by the Company.
12.    Restrictive Covenants. (a) During the Term, any extension thereof, and for a period of one year immediately following the termination of the Executive's employment for any reason other than those set forth in Section 9(b) and 9(e), in which case these provisions will not be applicable for such termination pursuant to Sections 9(b) or 9(e), the Executive agrees that he will not engage in or have any financial interest in any business enterprise in competition with the Company. For the purposes of this Section 12(a):
(i)    A business enterprise in competition with the Company shall mean enterprise which engages in any business as that conducted by Company or any subsidiary or affiliate during the twelve months preceding the date of Executive's termination of employment which operates anywhere within a radius of seventy-five (75) miles of any office maintained by the Company as of the date of termination of employment; and
(ii)    The Executive shall be deemed to be engaged in or to have a financial interest in such business enterprise if he is an employee, officer, director, trustee, agent, consultant or partner of any Person which is engaged in such business or if he owns, directly or indirectly, stock or securities convertible into or exchangeable for stock or otherwise has any equity or beneficial interest in such Person; provided, however, that the ownership of 5% or less of the outstanding shares of a class of security, which is regularly traded on a national securities exchange or quoted in an automated inter-dealer quotation system, shall not be deemed to be engaging or having a financial interest in the business of such person.
(b)    During the Term or any extension thereof and for a period of one year immediately following the termination of the Executive's employment, the Executive agrees that he will not directly or indirectly hire or solicit any employee of the Company or anyone who was an employee of the Company at any time within the three-month period immediately prior thereto or encourage an employee or agent of the Company to terminate such employment or agency relationship.
(c)    The Executive acknowledges and agrees that the restrictive covenants set forth in this Section 12 (the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

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(d)    If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the Power to modify such Restrictive Covenant, or any part thereof, and, in its modified form, such Restrictive Covenant shall then be valid and enforceable.
(e)    Notwithstanding anything to the contrary contained in this Section 12, the foregoing provisions of the Section 12 shall not apply in the event that the employment of the Executive is terminated by the Company without Good Cause or by the Executive for Good Reason.
13.    Equitable Relief. In the event of a breach or threatened breach by the Executive of any of the covenants contained in Sections 11 and 12 hereof, the Company shall be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction restraining the Executive from breaching or continuing to breach any of said covenants. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies that may be available to it for such breach or threatened breach, including the recovery of damages.
14.    Severability. Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each individual provision hereof shall be enforceable and valid to the fullest extent permitted by law.
15.    Successors and Assigns.
(a)    This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent. All of the Executive's rights under the agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this Agreement.
16.    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to the conflicts of rules thereof.
17.    Notices. All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three (3) business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or similar overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 17:
(a)    If to the Company: 500 Craig Road, Suite 201, Manalapan, New Jersey 07726; and
(b)    If to the Executive: 206 Muskflower Court, Toms River, New Jersey 08753.
18.    Withholding. All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company's policies applicable to employees of the Company at the Executive's level and the provisions of the Benefit Plans.
19.    Complete Understanding. This Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the parties with respect to the subject matter hereof except as expressly set forth herein or therein.

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20.    Modification: Waiver.
(a)    This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective. Any such waiver shall be effective only to the extent specifically set forth in such writing.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
21.    Mutual Representations.
(a)    The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof
(i)    will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound and
(ii)    do not require the consent of any person.
(b)    The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof
(i)    will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and
(ii)    do not require the consent of any Person.
22.    Headings. The headings in this agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
23.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.
24.    Options. Notwithstanding anything to the contrary contained herein or in any other agreement between the Company and the Executive, in the event that Executive's employment is terminated pursuant to Section 9(b) or 9(e) hereof, then any stock options heretofore or hereafter granted to Executive may be exercised in full (to the extent not previously exercised and provided that the term of the applicable option has not otherwise expired) at any time within three months after such cessation of employment, if ISOs, and at any time prior to expiration, if non-qualified options.
25.    Indemnification. The Company hereby agrees to indemnify and hold harmless the Executive for any and all disputes that may arise as a result of the lawful exercise of the Executive’s duties. This clause shall not apply to disputes between the Company and the Executive.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the date and year first above written.

EMPLOYER:
STRATUS SERVICES GROUP, INC.

By: /s/ Joseph J. Raymond
Joseph J. Raymond
Chief Executive Officer

EXECUTIVE:

By: /s/ Michael A. Maltzman
Michael A. Maltzman

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